Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports Record Fourth Quarter and Full Year Sales

Sales grew 9% in quarter and 11% for the year;

Gross margin up 140 basis points in fourth quarter versus prior year quarter;

Quarterly operating margin, excluding gain on sale of facility, improves to 8.0%

MINNEAPOLIS, Minn., Feb. 26, 2008—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world, today reported that quarterly net earnings increased to $12.6 million, or $0.66 per diluted share, on record net sales of $182.6 million for its fourth quarter ended December 31, 2007. Late in 2007, the company disclosed that it completed the sale of its Maple Grove, Minnesota, facility during the fourth quarter for a $6.0 million pretax gain, or $0.19 per diluted share. Fourth quarter earnings were reduced by $0.8 million pretax, or $0.03 per diluted share, due to a previously disclosed workforce restructuring program tied to Tennant’s operational excellence initiative. Tennant reported net earnings in the comparable 2006 period of $8.3 million, or $0.43 per diluted share, on net sales of $166.9 million.

For the full year ended December 31, 2007, Tennant reported net earnings of $39.9 million, or $2.08 per diluted share, within the company’s previously provided guidance range of $2.07 to $2.15 per diluted share, on record net sales of $664.2 million. In addition to the Maple Grove sale gain, full year earnings reflect a net tax benefit of $3.6 million, or $0.19 per diluted share, that was recognized in the third quarter (see supplemental financial table on page 5). Full year 2007 earnings were reduced by a workforce restructuring charge of $2.5 million pretax, or $0.09 per diluted share. In the comparable 2006 period, the company had net earnings of $29.8 million, or $1.57 per diluted share, on net sales of $599.0 million.

“We are pleased with our continued strong sales in the fourth quarter and the progress we made in further enhancing our efficiency. As in previous quarters, we sustained revenue growth across all of our geographies and all product lines,” said Tennant Company President and CEO Chris Killingstad. “Turning to the full year, we achieved another year of record revenues in 2007, fueled by exciting new product launches and expansion into new markets, such as China and Brazil. We also posted solid earnings gains for the full year, but we were at the low end of expectations in the fourth quarter due to conscious investments to accelerate the ech2o product launch, better than anticipated success filling new positions after our restructuring and a higher fourth quarter tax rate. Our improved operating margins were driven by our global sourcing initiative, as we doubled our sourcing from low-cost regions. We also completed our North American manufacturing footprint consolidation in 2007, as planned.”

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2 - Tennant Reports 2007 Fourth Quarter Results

Review of Results

Tennant’s consolidated net sales for the 2007 fourth quarter grew 9.4 percent compared to a strong 2006 fourth quarter. Favorable foreign currency exchange effects added approximately 5 percent to consolidated net sales for the quarter. For the full year, consolidated net sales increased 10.9 percent compared with 2006. Favorable foreign currency exchange effects contributed approximately 3 percent to full year consolidated net sales.

In North America, 2007 fourth quarter net sales totaled $108.7 million, up 3.2 percent versus the prior year quarter, chiefly due to increased selling prices. “Sales in North America met our expectations in the fourth quarter, following recent strong quarters where we had shipments of several large orders exceeding $1 million apiece,” said Killingstad. Full year net sales in North America increased 6.8 percent to $417.8 million, primarily due to volume growth in all product categories and selling price increases. Foreign currency exchange effects on North America sales were approximately 1 percent in the 2007 fourth quarter and less than 1 percent for the full year.

In Europe, fourth quarter net sales grew to $52.2 million, up 17.3 percent compared with the 2006 period. Foreign currency exchange effects contributed approximately 12 percent to net sales and acquisitions added approximately 2 percent, with selling price increases and volume accounting for the remaining growth. Full year net sales in Europe increased 16.9 percent to $172.7 million. Favorable foreign currency exchange effects and acquisitions added approximately 10 percent and 5 percent for the full year, respectively, to sales in Europe.

In Tennant’s Other International markets, the company posted its best year-over-year fourth quarter growth in several years with net sales of $21.7 million. The net sales growth of 26.9 percent over the comparable 2006 quarter was led by expanded market coverage and strong volume, particularly in the company’s Asia Pacific and Latin America regions. Favorable foreign currency exchange effects benefited net sales by approximately 6 percent. For the full year, Other International sales grew 22.8 percent to $73.7 million compared with 2006. Favorable foreign currency exchange effects added approximately 4 percent to 2007 net sales in Other International markets.

Tennant’s gross profit margin was 42.4 percent for the 2007 fourth quarter compared with 41.0 percent in the prior year quarter. Contributing to the gross margin improvement in the quarter were the favorable mix of products sold, benefits from global sourcing and lean initiatives, and favorable foreign currency exchange effects. Full year gross profit margin in 2007 was flat at 42.0 percent versus 2006. Tennant’s global sourcing initiative contributed approximately $4 million in gross savings during 2007.

“We are encouraged that the initial benefits of our global sourcing and operating excellence initiatives allowed us to maintain gross margins in 2007, despite rising material costs and investments in the business,” said Killingstad.

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3 - Tennant Reports 2007 Fourth Quarter Results

For the quarter, selling and administrative expenses totaled $56.8 million, or 31.1 percent of net sales, versus $51.8 million, or 31.0 percent of net sales, in the 2006 fourth quarter. Tennant Company incurred $0.8 million in restructuring costs in the fourth quarter due to the previously disclosed workforce restructuring program to better match skill sets and talent in evolving functional areas that are critical to successful execution of the company’s strategic priorities. The company also incurred costs in the fourth quarter for the introduction of its new ech2oTM technology, while the product launch and its related benefits will occur in the spring of 2008. Excluding workforce restructuring costs, selling and administrative expenses were $56.0 million, or 30.7 percent of net sales in the fourth quarter. For the full year, selling and administrative expenses totaled $206.3 million, or 31.1 percent of net sales, compared with $189.7 million, or 31.7 percent of net sales, in 2006. Excluding $2.5 million of workforce restructuring costs, full year selling and administrative expenses were $203.8 million, or 30.7 percent of net sales. Management remains committed to leveraging operating expenses as sales grow, to allow operating margin expansion.

Tennant’s operating profit was $20.6 million, or $14.6 million excluding the gain on the facility sale which represented an increase of 35.2 percent compared to $10.8 million in the 2006 fourth quarter. Fourth quarter operating margin was 11.3 percent, or 8.0 percent excluding the gain on the facility sale, versus 6.5 percent in the prior year quarter. In addition to the restructuring charge of $0.03 per diluted share, costs associated with the China expansion and manufacturing footprint consolidation initiatives in 2007 reduced earnings by $0.02 per diluted share in the fourth quarter. For the 2007 full year, operating profit was $54.8 million, or $48.8 million excluding the gain on the facility sale which represented an increase of 22.0 percent compared to $40.0 million in 2006. Operating margin was 8.3 percent, or 7.3 percent excluding the gain on the facility sale, in the 2007 full year compared with 6.7 percent in 2006.

New Products

Tennant Company continued to invest in innovative product development, introducing five new products in 2007 targeting all markets. These included the fourth quarter introduction of ech2o, an environmentally friendly and industry-breakthrough cleaning technology that the company will begin shipping globally in the 2008 second quarter. ech2o technology electrically activates tap water to perform like a powerful detergent. Since ech2o begins as water and ends as water, it eliminates the environmental impact of producing, packaging, transporting, using and disposing of traditional cleaning chemicals. ech2o offers significant customer advantages including lower costs, ease of use and improved operator safety. With ech2o, Tennant Company continues its evolution and growth as a provider of environmental cleaning solutions.

“Tennant’s net sales from new products launched within the past three years were approximately 35 percent of total equipment sales in both the fourth quarter and full year, exceeding our target of 30 percent,” said Killingstad. “We expect that new products launched in 2008 will further contribute to our profitable revenue growth.”

On January 29, 2008, the company announced its newest product, the Tennant® S30 Mid-Sized Rider Sweeper. The S30 offers quiet, large-area sweeping and a patent-pending three-stage dust control system for indoor and outdoor spaces, while improving operator comfort and safety.

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4 - Tennant Reports 2007 Fourth Quarter Results

Business Outlook

Tennant Company remains focused on efficiently running the business and generating growth. Its 2008 strategic priorities include: improving operational excellence through lean manufacturing initiatives and a global, low-cost sourcing platform; employing continuous process improvement; and growing revenues through innovative new products and solutions, international market expansion and acquisitions.

Reflecting the company’s commitment to increasing its global market coverage and expanding its innovative product offering, on February 15, 2008, Tennant Company announced that it had entered into a purchase agreement to acquire Applied Sweepers of Falkirk, Scotland, followed on February 22, 2008, by the announcement of an agreement to acquire Sociedade Alfa Ltda. of Sao Paulo, Brazil. Neither transaction has closed yet, and therefore, no impact is included in the company’s 2008 guidance.

For the 2008 full year, Tennant anticipates organic growth in net sales of 5 to 9 percent, fueled by a strong new product pipeline and market expansion.

Management continues to target an operating profit margin of 9.5 percent in the fourth quarter of 2008 and believes the company will have continued operating excellence benefits and efficiency improvement as a result of its recent investments in operations. The company anticipates saving between $9 million and $12 million through its global low-cost sourcing and lean manufacturing initiatives in 2008.

For the 2008 full year, Tennant anticipates earnings per diluted share to be in the range of $2.25 to $2.40. This compares to 2007 earnings per diluted share of $2.08, or $1.79 excluding the one-time net tax benefit of $0.19, the gain from the sale of the Maple Grove facility of $0.19, and the restructuring charge of $0.09.

Conference Call Today

Tennant will host a conference call to discuss its fourth quarter and full year results today, February 26, 2008, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant’s website. To listen to the call live, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements

Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our materials and products bought and sold internationally; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; the effects of litigation, including threatened or pending litigation; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth.

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5 - Tennant Reports 2007 Fourth Quarter Results

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

This news release includes presentations of non-GAAP measures that include or exclude unusual or non-recurring items. Management believes that the non-GAAP measures provide useful information to investors regarding the company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Financial Table below.

Tennant Company

Supplemental Financial Table

	First Qtr 2006	Second Qtr 2006	Third Qtr 2006	Fourth Qtr 2006	Year 2006

Diluted EPS as Reported	$0.24	$0.48	$0.42	$0.43	$1.57
One-Time Tax Benefit		0.03			0.03
EPS Excluding Item Listed Above	$0.24	$0.45	$0.42	$0.43	$1.54

	First Qtr 2007	Second Qtr 2007	Third Qtr 2007	Fourth Qtr 2007	Year 2007

Diluted EPS as Reported	$0.31	$0.55	$0.57	$0.66	$2.08
One-Time Net Tax Benefit			0.19		0.19
Restructuring Charge			(0.06)	(0.03)	(0.09)
Gain From Sale of Facility				0.19	0.19
EPS Excluding Items Listed Above	$0.31	$0.55	$0.44	$0.50	$1.79

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6 - Tennant Reports 2007 Fourth Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006

Net sales	$182.6	$166.9	$664.2	$599.0
Cost of sales	105.1	98.5	385.2	347.4
Gross profit	77.5	68.4	279.0	251.6
Gross margin	42.4%	41.0%	42.0%	42.0%

Research and development expenses	6.1	5.8	23.9	21.9
Selling and administrative expenses	56.8	51.8	206.3	189.7
Gain on sale of facility	(6.0)	—	(6.0)	—
Total operating expenses	56.9	57.6	224.2	211.6

Profit from operations	20.6	10.8	54.8	40.0
Operating margin	11.3%	6.5%	8.3%	6.7%
Operating margin excluding Gain	8.0%		7.3%
Interest income, net	0.2	0.5	1.0	1.9
Other income (expense)	0.1	0.3	1.9	1.4

Earnings before income taxes	20.9	11.6	57.7	43.3
Income tax expense	8.3	3.3	17.8	13.5

Net earnings	$12.6	$8.3	$39.9	$29.8

Basic EPS	$0.68	$0.44	$2.14	$1.61

Diluted EPS	$0.66	$0.43	$2.08	$1.57

Average number of diluted shares	19.0	19.1	19.1	19.0

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended December 31			Twelve Months Ended December 31
	2007	2006	% of Change	2007	2006	% of Change
North America	$108.7	$105.3	3.2%	$417.8	$391.3	6.8%
Europe	52.2	44.5	17.3%	172.7	147.7	16.9%
Other International	21.7	17.1	26.9%	73.7	60.0	22.8%

Total	$182.6	$166.9	9.4%	$664.2	$599.0	10.9%

(1)	Net of intercompany sales.

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7 - Tennant Reports 2007 Fourth Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	December 31
	2007	2006
ASSETS
Cash and cash equivalents	$33.1	$31.0
Short-term investments	—	14.3
Net receivables	127.5	116.3
Inventories	64.0	61.0
Deferred income taxes and other current assets	16.1	12.8

Total current assets	240.7	235.4

Net property, plant, and equipment	96.6	82.8
Deferred income taxes, long-term portion	2.7	1.6
Goodwill and other intangible assets	34.6	30.9
Other assets	7.5	3.6

Total assets	$382.1	$354.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$2.1	$1.8
Accounts payable, employee compensation and benefits and other current liabilities	94.6	93.0

Total current liabilities	96.7	94.8

Long-term debt	2.5	1.9
Employee-related benefits	23.6	27.1
Other liabilities	6.9	0.8
Shareholders’ equity	252.4	229.7

Total liabilities and shareholders’ equity	$382.1	$354.3

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8 - Tennant Reports 2007 Fourth Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Twelve Months Ended December 31
	2007	2006
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$39.9	$29.8

Adjustments to net earnings to arrive at operating cash flows:
Depreciation	16.9	13.7
Amortization	1.2	0.6
Deferred tax expense (benefit)	(1.5)	—
Stock-based compensation expense	2.9	3.5
ESOP expense	(0.7)	0.2
Provision for bad debt and returns	1.7	0.5
Changes in operating assets and liabilities:
Accounts receivable	(11.3)	(9.8)
Inventories	(0.1)	(3.1)
Accounts payable	(2.3)	3.3
Employee compensation and benefits and other accrued expenses	(4.1)	2.7
Income taxes payable/prepaid	2.1	(2.6)
Other current/noncurrent assets and liabilities	(2.1)	(1.2)
Gain on sale of facility	(6.0)	—
Other, net	3.0	2.7
Net cash flows related to operating activities	39.6	40.3

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(28.7)	(23.9)
Proceeds from disposals of property, plant and equipment	7.3	0.6
Acquisitions, net of cash acquired	(3.2)	(8.5)
Purchases of short-term investments	(7.9)	(14.2)
Sale of short-term investments	22.2	—
Net cash flows related to investing activities	(10.3)	(46.0)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Payments on capital leases	(2.5)	(2.2)
Proceeds from issuance of short-term debt	0.2	—
Proceeds from issuances of common stock	8.7	8.5
Tax benefit on stock plans	3.3	1.3
Purchases of common stock	(29.0)	(5.3)
Dividends paid	(9.0)	(8.6)
Principal payment from ESOP	1.6	1.4
Net cash flows related to financing activities	(26.7)	(4.9)

Effect of exchange rates on cash	(0.5)	0.3

Net increase in cash and cash equivalents	2.1	(10.3)

Cash and cash equivalents at beginning of year	31.0	41.3

Cash and cash equivalents at end of period	$33.1	$31.0

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